Exhibit 99.1

Medifast, Inc. Announces 51 Percent Increase in Quarterly Dividend

Dividend increase follows another quarter of double-digit revenue growth

BALTIMORE, December 3, 2019/PRNewswire/ -- Medifast, Inc. (NYSE: MED), a leading manufacturer and distributor of clinically proven programs and healthy living products, announced today that its Board of Directors has declared a $1.13 quarterly cash dividend to its stockholders, reflecting a 38 cent or 51 percent increase over the previous quarter’s dividend. The quarterly cash dividend of $1.13 per share is payable on February 6, 2020 to stockholders of record as of the close of business on December 27, 2019.

“Today’s announcement reflects the Board’s confidence in Medifast’s long-term growth prospects and our commitment to delivering high returns to our stockholders,” said Dan Chard, Medifast’s Chief Executive Officer. “This dividend increase is reflective of the consistent underlying strength of our business, which continues to deliver double-digit revenue growth in the health and wellness category.”

Medifast expects to maintain a program of paying dividends on a quarterly basis. However, the declaration of dividends in the future is subject to the discretion of the company’s Board of Directors, who will evaluate the company's dividend program from time to time based on factors that it deems relevant.

About Medifast®:

Medifast (NYSE: MED) is a leading manufacturer and distributor of clinically proven, healthy living products and programs. The brand has been recommended by more than 20,000 doctors since its founding. Its integrated coach model leverages nearly 40 years of experience from medical, franchise, e-commerce, and direct selling channels. Medifast and its community of independent OPTAVIA Coaches embrace the future of wellness with a shared vision to offer the world lifelong transformation, one healthy habit at a time®. OPTAVIA® is represented by a community of OPTAVIA Coaches who teach Clients healthy habits, while offering support and guidance on their transformation journey. In 2018, Medifast announced it will expand into the Asia-Pacific markets of Hong Kong and Singapore in 2019 with its integrated coach model. Medifast is traded on the New York Stock Exchange and was named to Forbes' 100 Most Trustworthy Companies in America List in 2016 and 2017. For more information, visit www.MedifastInc.com or www.OPTAVIA.com.

Forward Looking Statements

This release contains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements are based on present circumstances and on Medifast's predictions with respect to events that have not occurred, that may not occur, or that may occur with different consequences and timing than those now assumed or anticipated. Such forward-looking statements, including the expected future payment of dividends and any statement of the plans and objectives of management for future operations and forecasts of future growth and value, are not guarantees of future performance or results and involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements. Such forward-looking statements are made only as of the date of this release and Medifast assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances. Readers should not place undue reliance on these forward-looking statements.

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Investor Contact:

ICR, Inc., Katie Turner, (646) 277-1228